                                                                    EXHIBIT 10.1

PERSONAL AND CONFIDENTIAL


December 17, 1999



Mr. John L. Gray
103 Hillshire Drive
Barrington, IL 60010

Dear John:

I am pleased to confirm the terms on which you are joining APAC ("the Company").

Your title will be Senior Vice President and you will be the SBU head of the strategic business unit known as CustomerAssistance.com, Inc., reporting to me as a member of the Executive Committee. Your employment will commence on December 20, 1999, with an unpaid personal leave from December 27-31, 1999. The following employment terms will apply:

1. Your starting base salary will be $275,000 on an annualized basis payable bi-weekly ("Base Salary"). Your Base Salary will be reviewed each year at the time when increases for executives of APAC are considered. At the present time, that occurs on or about March 1st of each year.

2. You will be a participant in APAC's annual compensation plan ("Bonus") as it exists from year-to-year. While this plan is currently under review for 2000 and beyond, we envision an opportunity of 20%-40%-60 for threshold-target-maximum performance, respectively. The payout of your Bonus will depend on APAC's meeting its budgeted financial performance and your meeting your individual and team performance goals that will be established each year between you and the executive to whom you report. The Bonus, if any, which is payable to you, will be determined by straight-line interpolation between the threshold-target-maximum performance percentages, depending on Company and individual performance.

3. You will receive a signing bonus of $100,000, $50,000 payable upon the day you begin work, and the other $50,000 payable on February 28, 2000.

4. You will be entitled to the benefits, paid vacation (four weeks) and perquisites normally available to Senior Vice President level employees. You will also be entitled to participate in all compensation or employee benefit plans or programs and to receive all benefits and perquisites for which any member of the Executive Committee, other than the Chairman, Chief Executive Officer, President or Chief Operating Officer, may be eligible under any existing or future plan or program for such persons at APAC or its majority-owned entities (other than those acquired by APAC after the date hereof).

5. Subject to the approval of the Compensation Committee, you will be granted options to purchase 300,000 shares of APAC stock at an exercise price equal to the mean between the high and the low prices at which APAC's common stock trades on the day you begin work at APAC as reported by Bloomberg Financial markets, such options to be issued pursuant to the option grant materials previously provided you ("Hire Grant"). This option will be subject to the approval by APAC's share owners at APAC's annual meeting of an amendment to APAC's stock option plan to permit grants in excess of 100,000 shares, and will vest at the rate of 20% per year during the first five years of the term of the option. In the event your employment is terminated by the Company other than for "Cause" during the term of the option, the options will vest 20% for the year in which your employment so terminates, regardless of the actual date of such termination, and will vest an additional 20% over the eighteen-month period in which the severance payments are made. Options will be exercisable for a period of 90 days after termination or vesting, whichever is applicable. FOR INSTANCE, in the even a termination other than for Cause occurs two years and one day after the date of the Hire Grant, your options will be 60% vested at the time of termination (20% per year of employment plus 20% for the year in which the termination occurs). The vested options would be exercisable for 90 days after termination. An additional 20% would vest at the conclusion of the eighteen month severance period, and would be exercisable for a period of 90 days after the conclusion of that period. Your options will have a term of ten years. In addition, while you will be a participant in the Company's going-forward performance-based stock option plan, the next time management requests approval for such awards, you will be recommended for at least 50,000 additional options under the terms of the plan in place at the time. We expect this to occur in the spring of 2000.

6. With respect to the stock options granted pursuant to this letter agreement, in the event of a "Change of Control" (as defined in Attachment A to this letter), 50% of the unvested portion of the Hire Grant shall be fully and immediately vested; the balance shall vest if within one (1) year of the "Change of Control", your employment with APAC terminates for "Good Reason" (as hereinafter defined).

     For purposes hereof, the term "Good Reason" shall mean any of (i) your dismissal from employment by APAC, other than for "Cause" (as defined below), (ii) your voluntary resignation within (90) days following (A) a material alteration in your title, duties or responsibilities or (B) relocation of your office by more than (20) miles from both your current personal residence and Deerfield, Illinois or (C) reduction in your base salary or Incentive Bonus participation percentage or (D) change in your reporting relationship to anyone other than the President and Chief Operating Officer or the Chief Executive Officer of APAC; provided such voluntary resignation shall be upon no less than thirty (30) days prior written notice and the reasons specified therein are not cured during the (30) day period immediately following such notice.

7.   You will sign a Restrictive Covenant Agreement (form attached).

8. You will be based in APAC's office in Deerfield, Illinois, but will be expected to travel regularly as part of your responsibilities. You will be reimbursed for your travel and entertainment expenses in accordance with the Company's reimbursement policies as in effect from time to time.

9. In the event your employment is terminated other than for Cause, APAC will pay you severance in an aggregate amount ("Severance") equal to the sum of (i) 150% times your then current Base Salary plus (ii) an amount equal to the amount of the target Bonus for the year in which you the termination occurs multiplied by a fraction equal to that potion worked of the year in which the termination occurs. Such Severance shall be paid in eighteen equal monthly installments, subject to mandatory federal and state withholding payments. Termination for "Cause" means termination of your employment due to (A) gross misconduct or gross negligence in the performance of your employment duties, (B) commission by you of a crime involving fraud or moral turpitude that can reasonably be expected to have an adverse effect on the business, reputation or financial situation of the Company, or (C) refusal to comply with lawful directives, rules or polices of the Company.

10. We will reimburse you for the relocation expense due back to ADP as a result of your relocation from Portland, Oregon to Chicago, Illinois up to a maximum of $100,000; if possible, we will work through ADP to reimburse them directly, thus mitigating the tax consequence for you.

We are excited to have you join the team, and we look forward to working with you.

Best personal regards.

Sincerely,

/s/ Peter M. Leger
------------------
Peter M. Leger
President and COO

Enclosures
cc:  Warren N. Rothman

                                      Accepted By:

                                      /s/ John L. Gray
                                      -----------------------------------
                                      John L. Gray
                                      Dated: December 19, 1999
                                                      --

                                  ATTACHMENT A

A "Change in Control" shall be deemed to have occurred if (I) a tender offer shall be made consummated for the ownership of more than 50% of the outstanding voting securities on the company, (ii) the Company shall be merged or consolidated with another corporation and, as a result of such merger or consolidation, less than 50% of the outstanding voting securities of the surviving or resulting corporation shall be owned in the aggregate by the former shareholders of the company, as the same shall have existed immediately prior to such merger or consolidation, (iii) the company shall sell all or substantially all of its assets to another corporation which is not a wholly-owned subsidiary or affiliate, (iv) as a result of, or in conjunction with, any contested election for the Board of Directors, or any tender or exchange offer, merger or business combination or sale of assets, or any combination of the foregoing (a "Transaction"), the persons who were Directors of the Company before the Transaction shall cease to constitute a majority of the Board of Directors of the Company, or any successor thereto, or (v) a person, within the meaning of
Section 3(a)(9) or of Section 13 (d)(3) (as in effect on the date hereof) of the Securities and Exchange Act of 1934 ("Exchange Act"), other than any employee benefit plan then maintained by the company, shall acquire more than 50% of the outstanding voting securities of the company (whether directly, indirectly, beneficially or of record). For purposes hereof, ownership of voting securities shall take into account and shall include ownership as determined by applying the provisions of Rule 13d-3 (d)(l)(i) (as in effect on the date hereof) pursuant to the Exchange Act. Notwithstanding the foregoing, (i) a Change in Control will not occur for purposes of this Agreement merely due to the death of Theodore G. Schwartz, or as a result of the acquisition, by Theodore G. Schwartz, alone or with one or more affiliates or associates, as defined in the Exchange Act, of securities of the company, as part of a going-private transaction or otherwise, unless Mr. Schwartz or his affiliates, associates, family members or trusts for the benefit of family members (collectively, the "Schwartz Entities") do not control, directly or indirectly, at least twenty-seven percent (27%) of the resulting entity, and (ii) if the Schwartz Entities control, directly or indirectly, less than twenty-seven percent (27%) of the company's voting securities while it is a public company, then "33-1/3" shall be substituted for "50%" in clauses (i),(ii), and (v) of the first sentence of this paragraph.

                         RESTRICTIVE COVENANT AGREEMENT

         This Agreement made as of the 19 day of DECEMBER, 1999, in Deerfield, Illinois by and between APAC Customer Services, Inc., and Illinois corporation ("Employer") and JOHN L. GRAY("Employee).

         WHEREAS, the Employer is in the business of performing outsourced business services, including, without limitation, inbound, outbound and interactive telephone and web based (Internet call center) services; and

         WHEREAS, Employer's services are utilized by a wide range of clients engaged in various business endeavors throughout the continental United States, and Employer has, in the course of its business, established a client base, a client list and an ongoing relationship with its customers; and

         WHEREAS, the employment relationship of the parties is being established pursuant to the terms of a letter of employment with Employer dated December 17, 1999 (the "Employment Agreement"); and

         WHEREAS, in consideration of the employment of Employee by Employer under such Employment Agreement, the payments to be provided to Employee thereunder and other good and valuable consideration, the receipt and sufficiency of which is hereof acknowledged, Employee and Employer agree to execute and be bound by this Agreement.

         NOW, THEREFORE, in consideration of the foregoing premises and the promise and covenants herein the parties agree as follows:

         1. RECITALS. Each of the above recitals are incorporated in this Agreement and are binding upon the parties hereof. This Agreement supersedes any and all previous agreements, understandings and commitments between Employer and Employee with respect to the subject matter hereof. Each such agreement, understanding and commitment is hereby revoked and canceled.

         2. EMPLOYEE'S REPRESENTATION. Employee hereby represents and warrants to and with Employer that Employee is not subject to any covenants, agreements or restrictions, including, without limitation, any covenants, agreements or restrictions arising out of Employee's prior employment or independent contractor relationships, which would be breached or violated by Employee's execution of this Agreement or by Employee's performance of his duties hereunder. Employee acknowledges that it is Employer's expresspolicy and procedure to abstain from the use or disclosure of the trade secrets and proprietary information of third parties, and Employee hereby expressly covenants that he will not, in the performance of his duties hereunder, use or disclose the trade secrets or proprietary information of third parties.

         3. CONFIDENTIALITY. Employee acknowledges that by virtue of his employment or continued employment with Employer, he has been and/or will be exposed to or has had or will have access to confidential information regarding Employer's business of the most sensitive nature, including but not limited to, trade secrets and proprietary information, all of which are proprietary to Employer. Employee further acknowledges that it would be possible for an employee, upon termination of his association with Employer, to use the knowledge or information obtained while working for or with Employer to benefit other individuals or entities. Employee acknowledges that Employer has expended considerable time and resources in the development of certain confidential information used in connection with its businesses, including without limitation business strategies and goals, accounting methodology, pricing systems, advertising brochures and materials, graphic and other designs, telemarketing programs and techniques, copyrighted and non-copyrighted software source codes or object codes, technology applications and advances, client and client prospect lists or records, telephone calling lists, hiring, screening, training, quality assurance and supervisory techniques, methods and know-how, client information, client mark-ups, information regarding independent contractors, use and utilization of copyrights, confidential information and trade secrets of third parties, marketing techniques, supplier information, and, generally, the confidential information of Employer which gives, or may give, Employer and advantage in the marketplace against its competitors (all of the foregoing herein referred to collectively as "Proprietary
Information"), and which have been disclosed to or learned by Employee solely for the purpose of Employee's employment with Employer. Employee acknowledges that Employer's Proprietary Information constitutes a proprietary and exclusive interest of Employer, and therefore, Employee agrees to hold and keep secret the Proprietary Information as described herein and the confidential information of the clients of the Employer (the "Client Information"), as to which Employee is now or any time during his employment shall become informed, and Employee shall not directly or indirectly disclose any Proprietary Information or Client Information to any person, firm, court, governmental agency or corporation or use the same except in connection with the business and affairs of Employer.

         4. NON-COMPETITION. Employee covenants that during his employment and for a period of twenty-four (24) months after the termination thereof for any reason whatsoever, Employee shall not, directly or indirectly, in the 48 contiguous states of the United Sates, on his own account, or as an employee, consultant, agent, partner, joint venturer, owner or officer of any other person, firm, partnership, corporation or other entity, or in any other capacity, in any way conduct, engage in, or aid or assist anyone in the conduct of a business competitive with that of Employer in which Employee is in (i) a capacity similar to Employee's capacity during his employment with Employer or (ii) a capacity in which Employee may inadvertently disclose Employer's Proprietary Information or Client Information.

         5. NON-SOLICITATION. Employee covenants that during his employment and for a period of twenty-four (24) months after termination thereof, for any reason whatsoever, Employee shall not, directly or indirectly, as an employee, agent, salesman or member of any person, corporation, firm or otherwise call upon, solicit, enter into, become employed by or engage in the business conducted by Employer with a customer or prospective customer of Employer (a) with which customer or prospective customer Employee had direct or indirect contact as an employee of Employer or (b) regarding which customer or prospective customer Employee had learned, or become aware of, Employer's Proprietary Information or Client Information. For purposes of this Agreement, the term "prospective customer" shall mean any person, corporation or other entity to whom the Employer has made a written or oral presentation or proposal within the eighteen (18) month period prior to the date of the termination of employment.

         6. NON-DISTURBANCE OF EMPLOYEES; NON-DISPARAGEMENT. Employee covenants that during his employment and for a period of twenty-four (24) months after the termination thereof, for any reason whatsoever, Employee shall not, directly or indirectly, as an employee, agent, salesman, or member of any person, corporation, firm or otherwise (a) solicit any employee or agent of Employer or make such other contact will yield, is likely to yield or is designed to yield a termination of the employment or agency relationship of such employees or agents from Employer or (b) make or cause others to make, whether in writing or orally, disparaging statements or inferences with respect to the Employer, its business, officers or shareholders.

         7. RETURN OF MATERIALS. Employee will, at any time upon the request of Employer, and in the event upon the termination of his employment, for whatever reason, immediately return and surrender to Employer originals and all copies of all records, notes, memoranda, electronic files, personal computers, computer discs, computer equipment, telephones, price lists, client and client prospect lists, business plans, recordings and other documents and other property belonging to Employer, created or obtained by Employee as a result of or in the course of or in connection with Employee's employment with Employer hereunder. Employee acknowledges that all such materials are, and will always remain, the exclusive property of Employer.

         8.       REMEDIES.

                  (a) Employee further acknowledges that in the event his employment with Employer terminates for any reason, he will be able to earn a livelihood without violating the foregoing restrictions and that his ability to earn a livelihood without violating such restrictions is a material condition to his employment with Employer.

                  (b) Employee acknowledges that compliance with the restrictive covenants set forth in Paragraphs 2 through 7 herein is necessary to protect the business, goodwill and Proprietary Information of Employer and that a breach of theses restrictions will irreparably and continually damage Employer for which money damages may not be adequate. Consequently, Employee agrees that, in the event that he breaches or threatens to breach any of these covenants, Employer shall be entitled to both (1) a temporary, preliminary or permanent injunction on order to prevent the continuation of such harm and (2) money damages insofar as they can be determined. Nothing in this agreement, however, shall be construed to prohibit Employer from also pursuing any other remedy, the parties having agreed that all remedies are to be cumulative. The parties expressly agree that Employer may, in its sole discretion, choose to enforce the restrictive covenants in Paragraph 2 through 7 hereof, in part, or to enforce any of said restrictive covenants to a lesser extent than that set forth herein. As money damages for the period of time during which Employee violates these covenants, Employer shall be entitled to recover the amount of fees, compensation or other remuneration earned by Employee as a result of any such breach.

         9. REVISION. In the event that any of the provisions, covenants, warranties or agreements in this Agreement are held to be in any respect an unreasonable restriction upon or are otherwise invalid, for whatsoever cause, then the court so holding shall reduce and is so authorized to reduce, the territory to which it pertains and/or the period of time in which it operates, or the scope of activity to which it pertains or effect any other change to the extent necessary to render any of the restrictions of this Agreement enforceable.

         10.      GENERAL PROVISIONS.

                  (a) SEVERABILITY. Each of the terms and provisions of this Agreement is to be deemed severable in whole or in part and, if any term or provision of the application thereof in any circumstances should be invalid, illegal or unenforceable, the remaining terms and provisions or the application thereof to circumstances other than those as to which it is held invalid, illegal; or unenforceable, shall not be affected thereby and shall remain in full force and effect.

                  (b) BINDING AGREEMENT. This Agreement shall be binding upon the parties, their parties, their heirs, successors, personal representatives and assigns. Employer may assign this Agreement to any successor in interest to the business, or part thereof, of Employer. Employee may not assign any of his obligations or duties hereunder.

                  (c) CONTROLLING LAW AND JURISDICTION. This Agreement shall be governed by and interpreted and construed according to the laws of the State of Illinois. Employee hereby consents to the jurisdiction of the state and federal courts in Illinois in the event that any disputes arise under this Agreement.

                  (d) FAILURE TO ENFORCE. The failure to enforce any of the provisions of this Agreement shall not be construed as a waiver of such provisions. Further, any express waiver by any other party with respect to any breach of any provision hereunder by any other party shall not constitute a waiver of such party's right to thereafter fully enforce each and every provision of the Agreement.

                  (e) SURVIVAL. The obligations contained in this Agreement shall survive the termination, for any reason whatsoever, for cause or otherwise, of Employee's employment with Employer.

                  (f) GENDER. The masculine, feminine or neuter pronouns used herein shall be interpreted without regard to gender, and the use of the singular or plural shall be deemed to include the other whenever the context so requires.

                  (g) ATTORNEY'S FEES. In the event, Employer must retain an attorney to enforce the terms of this Agreement, Employee shall be liable to Employer for the amount of such reasonable attorney's fees incurred by Employer.

WHEREFORE, the parties have executed this Agreement on the date and year first above written.

                  EMPLOYER:                EMPLOYEE:
                  --------                 ---------

APAC Customer Services, Inc.

Sign:  /s/ Peter M. Leger                      /s/ John L. Gray
      -------------------------------      -------------------------------------

Print:     Peter M. Leger                          John L. Gray
      -------------------------------      -------------------------------------